Exhibit 99.1
Frozen Food Express Industries, Inc. Announces Profit in Second Quarter 2012 Financial Results
Strategic Initiatives on Track; Restores Profitability
DALLAS, July 24, 2012 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter ended June 30, 2012.  Highlights of second quarter of 2012 financial results include:
•	Income from operations of $1.6 million compared to a loss of $3.8 million in the same period of 2011.
•	Net income of $1.1 million compared to a loss of $3.3 million in the same period of 2011.
•	Total operating revenue decreased 5.6% to $95.7 million, primarily due to the exit from the dedicated dry van services business.
•	Total operating revenue, net of fuel surcharges, decreased 2.9% to $76.3 million.
•	Revenue per truck per week increased 6.7% to $3,559 compared to $3,335 in the same period of 2011.
•	Net income per share of diluted common stock was $0.06, compared to a net loss per diluted common share of $0.19 in the same period of 2011.
Revenue (in $ millions) from:	2Q12	2Q11	% Change
Total Truckload	37.7	47.2	(20.3%)
Less-than-truckload ("LTL")	31.1	29.0	7.5%
Brokerage, Logistics and Equipment Rental	7.5	2.4	212.7%
Operating Revenue (Excluding Fuel Surcharges)	76.3	78.6	(2.9%)
Fuel Surcharges	19.4	22.7	(14.7%)
Total Operating Revenue	95.7	101.3	(5.6%)
"Excluding fuel surcharge revenue and the revenue contribution from dedicated dry van services, a business which we exited last year, we experienced a 5.7% revenue growth benefiting from both higher yields and pricing in our refrigerated services and the impact of the new water services revenue on our logistics services," said Russell Stubbs, the Company's President and Chief Executive Officer.  "Our LTL business continues to benefit from improved demand and pricing, producing 7.5% growth, the best second quarter performance in five years."
During the second quarter of 2012, total operating expenses decreased $10.9 million, or 10.4%, to $94.1 million compared to $105.1 million during the second quarter of 2011, which yielded an operating ratio of 98.4 compared to a 103.7 for the same period in 2011. Fuel costs decreased $5.6 million and represented approximately half of the year-over-year cost savings. The reduction in fuel costs was related to fewer trucks in service, lower fuel prices, and increased fuel economy from a younger fleet.  Excluding fuel costs, operating costs decreased 6.7%, driven by decreases in deprecation, salaries and wages, as well as reduced maintenance costs.  Net of the impact of fuel on revenue and expenses, the company generated an operating ratio of 97.4 in the second quarter of 2012, compared to a 101.4 in the second quarter of 2011.

For the six months ended June 30, 2012, total operating revenue decreased 5.1%, or $9.8 million, to $183.6 million compared to $193.4 million in the same period of 2011. Total operating revenue, excluding fuel surcharges, decreased 3.7% to $146.5 million from $152.1 million during the same period a year ago. Net loss for the six months ended June 30, 2012 was $4.6 million, compared to a net loss of $11.2 million in the same period of 2011. In the first six months of 2012, on a per share basis, the net loss equated to $0.26 per diluted share compared to a net loss of $0.64 per diluted share in the same period of 2011.

Strategic Plan Update
Updates on the key elements of its strategic plan to restore profitability during fiscal 2012 include:
• Exit low margin/ low return businesses - During the fourth quarter of 2011, the Company completed the sale of 415 dry van trailers and 228 tractors and no longer provides dry van services via a dedicated fleet of dry van trailers.  This action removed a line of lower margin services, and lowered the average age of the fleet to 2.1 years during the first six months of 2012 from 2.8 years during the same period last year.  As a result, during the first six months of 2012, tractor maintenance expense was in line with our plan and fuel economy improved by approximately 5 percent.
• Reinvest in growth businesses - The Company began providing bulk tank water transportation services for the crude oil drilling industry during the fourth quarter of 2011.  "We are pleased with the results we are obtaining from this operation," said Mr. Stubbs, "After a slow start in the first quarter we are on track to achieve the earnings contribution goals set in our plan for this year."
• Improve operating efficiencies - Non-driver employee headcount at the end of the second quarter was 681, a 4.9% reduction from the same period a year ago.  The Company is on track to realize annualized cost savings of approximately $5 million as the result of its previously announced reduction in non-driver staffing levels.
• Improve yields in core temperature controlled business - The Company believes market conditions are improving in the Company's core refrigerated truckload (TL) and less-than-truckload (LTL) shipping markets. As a result, revenue per loaded mile has increased 7.0% during the first six months of 2012 and LTL shipments and revenue per hundredweight increased 8.4% and 4.7%, respectively.
Outlook
The Company expects that quarterly results will continue to improve throughout the year.   In addition, capital expenditures are not expected to exceed $1.0 million, net of proceeds from disposition, and cash flows are expected to remain positive throughout the balance of fiscal 2012. "The strategic initiatives that we have implemented are on track and yielding positive results.  We have posted our first quarter of profitability since the economic recession began and are well positioned to build on the progress we have made. Given the higher fixed cost nature of the LTL business, incremental contribution from even modest improvements in revenue can have a significant impact on our profitability and returns, which is evident in our improving results.  Combined with a growing contribution from our water transportation business, we are on track to restore the Company to profitability this year," said Russell Stubbs.
Conference Call
The Company plans to host a conference call on Monday, July 30, 2012 at 5:00 PM Eastern Time (4:00 PM Central Time) to discuss its financial results for the first half of 2012 and review its strategic plan for returning to profitability. Parties interested in participating in the conference call may dial-in at (866) 757-6808. The conference call will be webcast and can be accessed at www.ffex.net.

About FFEX
Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload on a non-dedicated fleet basis. We also provide bulk tank water transportation, brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. The Company's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.
The Frozen Food Express Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3209
Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the Company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the continued growth of hydraulic fracturing techniques for oil and gas drilling in West Texas, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the Company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	June 30, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$1,826	$1,048
Accounts receivable, net	41,478	43,450
Tires on equipment in use, net	6,573	5,968
Equipment held for sale	2,282	3,437
Other current assets	9,031	7,868
Total current assets	61,190	61,771

Property and equipment, net	50,601	57,757
Deferred income taxes	1,009	1,009
Other assets	5,814	5,867
Total assets	$118,614	$126,404

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$26,441	$30,339
Insurance and claims accruals	8,719	10,667
Accrued payroll and deferred compensation	3,802	4,047
Accrued liabilities	1,205	1,251
Current maturities of notes payable and capital lease obligations	2,027	1,936
Deferred income taxes	690	690
Total current liabilities	42,884	48,930

Borrowings under credit facility	24,259	19,888
Long-term notes payable and capital lease obligations	7,890	8,901
Insurance and claims accruals	5,083	5,783
Total liabilities	80,116	83,502

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	666	427
Accumulated other comprehensive loss	(63)	(67)
Retained earnings	16,994	21,572
Total common shareholders' equity	45,455	49,790
Treasury stock (988 and 980 shares), at cost	(6,957)	(6,888)
Total shareholders' equity	38,498	42,902
Total liabilities and shareholders' equity	$118,614	$126,404

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Total operating revenue	$95,705	$101,329	$183,640	$193,436
Operating expenses
Salaries, wages and related expenses	28,078	29,642	57,303	59,102
Purchased transportation	16,487	17,283	32,320	33,499
Fuel	19,752	25,333	38,769	47,800
Supplies and maintenance	12,362	14,229	24,766	26,851
Revenue equipment rent	10,302	8,749	20,514	17,353
Depreciation	2,908	4,552	5,967	9,048
Communications and utilities	1,243	1,048	2,176	2,347
Claims and insurance	1,864	2,419	3,769	5,728
Operating taxes and licenses	1,065	1,069	2,152	2,104
Gain on sale of property and equipment	(777)	(574)	(2,537)	(573)
Miscellaneous	864	1,346	2,097	2,726
Total operating expenses	94,148	105,096	187,296	205,985
Income (loss) from operations	1,557	(3,767)	(3,656)	(12,549)

Interest and other expense (income)
Interest income	-	2	-	-
Interest expense	398	136	769	233
Equity in earnings of limited partnership	(97)	(260)	(332)	(359)
Life insurance and other	129	269	371	368
Total interest and other expense (income)	430	147	808	242
Income (loss) before income taxes	1,127	(3,914)	(4,464)	(12,791)
Income tax expense (benefit)	56	(609)	114	(1,549)
Net income (loss)	$1,071	$(3,305)	$(4,578)	$(11,242)

Net income (loss) per share of common stock
Basic	$0.06	$(0.19)	$(0.26)	$(0.64)
Diluted	$0.06	$(0.19)	$(0.26)	$(0.64)
Weighted average shares outstanding
Basic	17,872	17,534	17,799	17,490
Diluted	17,872	17,534	17,799	17,490

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three and six month periods ended June 30:

	Three Months		Six Months
Revenue from (a)	2012	2011	2012	2011
Temperature-controlled services	$27,320	$30,940	$51,822	$60,356
Dry-freight services	5,617	11,703	11,062	23,123
Total truckload linehaul services	32,937	42,643	62,884	83,479
Dedicated services	4,719	4,606	9,555	8,911
Total truckload	37,656	47,249	72,439	92,390
Less-than-truckload linehaul services	31,148	28,967	59,454	55,168
Fuel surcharges	19,362	22,702	37,156	41,385
Brokerage and logistics services	6,588	1,546	12,704	2,684
Equipment rental	951	865	1,887	1,809
Total operating revenue	95,705	101,329	183,640	193,436

Operating expenses	94,148	105,096	187,296	205,985
Income (loss) from operations	$1,557	$(3,767)	$(3,656)	$(12,549)
Operating ratio (b)	98.4%	103.7%	102.0%	106.5%

Total truckload revenue	$37,656	$47,249	$72,439	$92,390
Less-than-truckload linehaul revenue	31,148	28,967	59,454	55,168
Total linehaul and dedicated services revenue	$68,804	$76,216	$131,893	$147,558

Weekly average trucks in service	1,487	1,758	1,487	1,765
Revenue per truck per week (c)	$3,559	$3,335	$3,411	$3,233

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total operating revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

             The following table summarizes and compares selected statistical data relating to our freight operations for each of the three and six month periods ended June 30:

	Three Months		Six Months
Truckload	2012	2011	2012	2011
Total linehaul miles (a)	21,792	29,863	42,342	59,754
Loaded miles (a)	19,185	26,444	37,341	53,080
Empty mile ratio (b)	12.0%	11.4%	11.8%	11.2%
Linehaul revenue per total mile (c)	$1.51	$1.43	$1.49	$1.40
Linehaul revenue per loaded mile (d)	$1.72	$1.61	$1.68	$1.57
Linehaul shipments (a)	21.0	29.3	40.6	58.5
Loaded miles per shipment (e)	913	902	920	907
LTL
Hundredweight	2,179,967	2,132,554	4,183,502	4,066,405
Shipments (a)	71.7	67.0	138.8	128.0
Linehaul revenue per hundredweight (f)	$14.29	$13.58	$14.21	$13.57
Linehaul revenue per shipment (g)	$434	$432	$428	$431
Average weight per shipment (h)	3,040	3,182	3,014	3,177

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by owner-operators as of June 30:

	2012	2011
Total company tractors available for freight operations	1,348	1,576
Total owner-operator tractors available for freight operations	260	264
Total tractors available for freight operations	1,608	1,840
Total trailers available for freight operations	2,968	3,516

CONTACT: Frozen Food Express Industries, Inc.

         Russell Stubbs, President and CEO
         John Hickerson, EVP and COO
         John McManama, SVP and CFO
         (214) 630-8090
         Dave Mossberg, Investor Relations
         Three Part Advisors, LLC
         817 310-0051